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                                                                    Exhibit 9(a)

                     PROXY AGREEMENT/SHAREHOLDER AGREEMENT
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          THIS AGREEMENT is made and entered into as of the 15th day of
September, 1996, by and between MICHAEL W. GULLION ("Gullion") and WILLIAM WALLMAN ("Wallman").

                                 WITNESSETH:

     1.  Ownership of Stock.  Wallman currently owns 1,461.79 shares of common
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capital stock in Gold Banc Corporation, Inc. (the "Corporation"). Except as set
forth below, such shares are referred to herein as "Wallman's Shares of Stock". The parties acknowledge and agree that as of the date of the execution hereof, the Corporation is contemplating a stock split or stock dividend and the reference to "Wallman's Shares of Stock" throughout this Agreement shall include any and all shares issued to Wallman as a result of any such stock split or stock dividend. Further, should Wallman acquire any additional shares of stock in the Corporation in any other fashion after the date hereof, such shares will be subject to the terms of this Agreement shall be deemed a part of "Wallman's Shares of Stock" under the terms hereof. Gullion currently serves as President, Chairman and Chief Executive Officer of the Corporation. Notwithstanding anything herein contained to the contrary, as long as Wallman serves as a member of the Board of Directors of the Corporation, he shall own shares of stock in the Corporation sufficient to constitute directors' qualifying shares that will not be subject to the terms and conditions of this Agreement.

     2.  Grant of Irrevocable Proxy.  Wallman has deemed it to be in his best
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interest to grant to Gullion an irrevocable proxy to vote all of Wallman's
Shares of Stock. Accordingly, Wallman, being the owner of Wallman's Shares of Stock, hereby constitutes and appoints Gullion as his true and lawful attorney, for Wallman and in his name, place and stead, with full power of substitution to vote as Wallman's proxy all of Wallman's Shares of Stock, at any and all meetings, regular or special, of the stockholders of the Corporation, or any adjournments thereof, or to give written consents in lieu of voting such shares, on all matters submitted to the shareholders of the Corporation for vote, including, but not limited to, the election of directors of the Corporation. At all times, Gullion shall have full, total and complete discretion as to the voting of the stock. By execution hereof, Wallman revokes any and all proxies heretofore made by him.

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     This Proxy shall be deemed an irrevocable proxy coupled with an interest as provided hereinafter.

     3.  Right of First Refusal in Favor of Gullion.  If at any time during the
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term hereof, Wallman receives a bona fide offer from a third party for the purchase of any of Wallman's Shares of Stock and he wishes to accept such offer, he shall give written notice of same to Gullion. Such notice shall include the identity of the offeror and the purchase price for the shares to be acquired. Gullion shall be given one hundred eighty (180) days from the date of receipt of such notice to exercise a right to purchase some or all of those shares which Wallman desires to sell. The price at which Gullion shall be permitted to purchase such shares shall be as set forth in Section 4 hereinafter. If Gullion exercises such right, he shall deliver to Wallman an amount equal to one-third (1/3) of the purchase price at the time of closing of such purchase. In addition, Gullion shall deliver to Wallman at closing his promissory note for the remainder of the purchase price bearing interest at the prime rate of interest then quoted by Exchange National Bank with such note calling for two
(2) equal annual installments of principal with the first such installment due one (1) year from the date of the note and the second installment due two (2) years from the date of the note. Accrued and unpaid interest shall be payable at the time of each such principal installment and Gullion shall reserve the right to prepay all or any portion of the amount due thereunder at any time without penalty. Gullion's obligation under the promissory note shall be secured by a pledge of two-thirds (2/3) of the shares of stock purchased by Gullion in such transaction.

     If Gullion exercises such right, he shall give written notice of same to Wallman within the aforementioned one hundred eighty (180) day period. Closing shall then take place within thirty (30) days after the date Gullion has given such notice. At the closing, Gullion shall deliver the payment due and the promissory note required as set forth above. Wallman shall deliver the certificate or certificates representing the shares being sold properly endorsed or accompanied by properly executed stock powers. All shares sold shall be delivered free and clear of any liens or encumbrances. The parties shall then execute a Stock Pledge Agreement containing normal terms and conditions typically found in such agreements. Such agreement shall specify a mutually agreed upon escrow agent to hold the shares of stock pursuant to such Stock Pledge Agreement.

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     If Gullion does not exercise the right of first refusal granted hereunder as to all or any portion of the shares with respect to which the notice was given, then Wallman shall be free to sell such shares to such third party as long as such sale is made in strict accordance with the terms and conditions contained in such notice and, further, as long as such sale is closed within thirty (30) days of the expiration of the aforementioned one hundred eighty
(180) day period. In the event the sale is completed within such time frame and in accordance with the terms and conditions contained in such notice, then the shares sold shall be free from the terms of this Agreement. If Wallman wishes to transfer any of Wallman's Shares of Stock to a trust for the benefit of Wallman or any of his children or grandchildren for estate planning purposes, then such transfer shall be permitted without implementation of the right of first refusal provision hereunder; provided, however, that the shares when transferred shall continue to be subject to all terms and conditions of this Agreement including the proxy right granted to Gullion under Section 2 and the right of first refusal granted to Gullion under this Section 3. The trustee of any such trust shall be bound hereby. Further, if Wallman wishes to make a gift of any of Wallman's Shares of Stock to any of his children, then such gift shall likewise be permitted without implementation of the right of first refusal provision hereunder; provided, however, that the shares will remain subject to all terms and conditions of this Agreement including the proxy right granted to Gullion in
Section 2 above and the right of first refusal granted to Gullion under this
Section 3.

     4.  Purchase Price for Shares.  As of the date of the execution hereof,
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the Corporation intends to file a Registration Statement under the 1933 Act registering shares of its stock in a public offering. In addition, the Corporation is seeking to qualify or register all stock, including Wallman's Shares of Stock, under the securities or "Blue Sky" laws of each state. If such registration is completed, then the purchase price for stock purchased by Gullion hereunder shall be the average between the high and low trading prices on the last business day before the closing date of such transaction.

     If such registration is not consummated and the stock is not publicly traded as of the date of any transaction described herein, then the purchase price, in the case of the right of first refusal, shall be the price included in the notice given by Wallman which represents the bona fide offer he has received from

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a third party.  In the event of Wallman's death, the purchase price shall be the price at which the stock was valued in the federal estate tax return filed on behalf of Wallman's estate.

     5.  Death of Wallman.  If Wallman dies at any time during the term of this
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Agreement, the proxy granted by Wallman as set forth in Section 2 hereinabove shall remain in full force and effect and the parties inheriting Wallman's Shares of Stock shall inherit same subject to such proxy. In addition, Gullion shall be afforded an option to purchase all or any portion of Wallman's Shares of Stock as provided in Section 6 immediately hereinafter. The beneficiaries of Wallman's estate shall inherit Wallman's Shares of Stock subject to such option rights as well.

     6.  Option to Purchase Shares.  If this Agreement is still in effect as of
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the date of Wallman's death, then Gullion shall have an option which may be exercised at any time within six (6) months of the date of Wallman's death to purchase all or any portion of Wallman's Shares of Stock. The administrator or executor of Wallman's estate or any trustee of any trust owning any of Wallman's Shares of Stock as of the date of Wallman's death shall hold such shares subject to such option rights. Gullion may exercise the option at any time and from time to time during such six (6) month period; provided, however, that if Gullion exercises such option as to less than all shares of Wallman's Shares of Stock, then he must exercise on a prorata basis among all heirs and beneficiaries who have received shares constituting Wallman's Shares of Stock as a result of Wallman's death if same have been distributed prior to the date of the exercise of such option.

     If Gullion desires to exercise the option granted hereunder, he shall give written notice of same to the individuals or entities who then own Wallman's Shares of Stock with such notice to indicate the total number of shares to be purchased by Gullion and the attendant number of shares to be purchased from each individual or entity who then owns shares constituting Wallman's Shares of Stock. The closing on the purchase of such shares shall take place within thirty
(30) days of the date of such notice. The purchase price for such shares shall be determined in the same manner as set forth in Section 4 above and the method of payment shall be the same as set forth in Section 4 with respect to the right of first refusal granted to Gullion during Wallman's lifetime.

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     At closing of such purchase, the selling individuals or entities shall deliver the certificate or certificates representing the shares being purchased by Gullion with such certificate or certificates being properly endorsed or accompanied by properly executed stock powers. Such shares shall be delivered free and clear of any liens or encumbrances.

     As to any shares constituting Wallman's Shares of Stock which are not purchased by Gullion pursuant to the option specified hereinabove, such shares shall pass to the heirs and beneficiaries of Wallman free and clear of any of the terms of this Agreement.

     7.   Term of Agreement.  This Agreement shall commence as of the date and
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year first above written and shall continue until the earlier of (i) the date
Gullion ceases to be President, Chairman and/or Chief Executive Officer of the Corporation; or (ii) six (6) months after the date of Wallman's death (as to any shares with respect to which Gullion has not exercised the option to acquire shares constituting Wallman's Shares of Stock by such date, it being understood that the Agreement will continue to apply with respect to those shares being purchased by Gullion pursuant to such option even though closing of the purchase of same occurs after such six (6) month period).

     8.   Binding Agreement.  The terms of this Agreement shall be binding upon
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and inure to the benefit of the parties hereto, their respective heirs, successors, administrators, executors, trustees and assigns.

     9.   Governing State Law.  The terms of this Agreement shall be governed by
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and interpreted in accordance with the laws of the State of Kansas.

     10.  Superseding Agreement.  This Agreement shall supersede any and all
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prior agreements between Gullion and Wallman pertaining to Wallman's Shares of
Stock.

     11.  Legend on Certificates.  The parties acknowledge and agree that a
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legend will be affixed to each certificate representing shares constituting
Wallman's Shares of Stock. Such legend shall establish that the shares represented by such certificate are subject to this Proxy Agreement/Shareholder Agreement and that any transfer of such shares can be made only subject to the terms hereof.

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     IN WITNESS WHEREOF, the parties hereto set their hands as of the day and year first above written.


                                    ___________________________
                                    Michael W. Gullion


                                    ___________________________
                                    William Wallman

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